Exhibit 10.7

Exhibit F

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), dated as of [                  ], 2006, is by and between Apolo Mecanica e Estruturas S.A., a corporation (sociedade anônima/stock corporation), organized under the laws of the Federative Republic of Brazil, with head offices in the city of Rio de Janeiro, State of Rio de Janeiro, at Av. Chrisótomo Pimentel de Oliveira, No. 2651, Pavuna, CEP 21650-000, duly enrolled with the CNPJ under No. 33.017.088/0001-03, herein represented by its undersigned legal representatives, duly authorized as they solely declare (the “Company”) and Apolo Tubos e Equipamentos S.A., a corporation (sociedadeanônima/stock corporation), organized under the laws of the Federative Republic of Brazil, with head offices in the city of Rio de Janeiro, State of Rio de Janeiro, at Av. Chrisótomo Pimentel de Oliveira, No. 2651, Pavuna, CEP 21650-000, duly enrolled with the CNPJ under No. 33.017.088/0001-03, herein represented by its undersigned legal representatives, duly authorized as they solely declare (“Tubos”).

RECITALS

WHEREAS, the Company, Tubos, Lone Star Brazil Holdings 2 Ltda. (“LSB 2”), Lone Star Technologies, Inc., GPC Participacoes S.A., and Cirrus Participacoes Ltda have entered into that certain Contribution Agreement, dated as of [                  ], 2006 (with all addenda thereto, the “Contribution Agreement”), pursuant to which LSB 2 has agreed to contribute the LSB 2 Investment to the Company in exchange for 50% of the outstanding Common Shares of the Company;

WHEREAS, the Company desires to obtain from Tubos, on the terms and conditions set forth herein, certain services in connection with its operation of the business of the Company for the time periods set forth herein, and Tubos is willing to provide to the Company, on the terms and conditions set forth herein, such services; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Contribution Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, Tubos and the Company hereby agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.1             Definitions.  As used in this Agreement and the Schedules attached hereto the following terms will have the following meanings, applicable both to the singular and the plural forms of the terms described:

“Agreement” has the meaning ascribed thereto in the preamble hereto, as such agreement may be amended and supplemented from time to time in accordance with its terms.

“Company” has the meaning ascribed thereto in the preamble hereto (and any reference to the “Company” in the Schedules attached hereto shall include any subsidiaries of the Company).

“Company Indemnified Person” has the meaning ascribed thereto in Section 3.2.

“Company Losses” has the meaning ascribed thereto in Section 3.2.

“Confidential Information” shall mean non-public information about the disclosing party’s or any of its Affiliates’ businesses or activities that is proprietary and confidential, which shall include, without limitation, all business, financial, technical and other information of the disclosing party or its Affiliates that is marked or designated “confidential” or “proprietary” or that by its nature or the circumstances surrounding its disclosure should reasonably be regarded as confidential or proprietary.  Confidential Information includes not only written or other tangible information, but also information transferred orally, visually, electronically or by any other means.  Confidential Information shall not include information that (i) is in or enters the public domain without breach of this Agreement, (ii) the receiving party lawfully receives from a third party without restriction on disclosure and, to the receiving party’s knowledge, without breach of a nondisclosure obligation, or (iii) is independently developed by the receiving party.

“Contribution Agreement” has the meaning ascribed thereto in the recitals to this Agreement.

“Dispute” has the meaning ascribed thereto in Section 5.7.

“Event of Force Majeure” has the meaning ascribed thereto in Section 2.5.

“ICC Rules” has the meaning ascribed thereto in Section 5.7.

“LSB 2” has the meaning ascribed thereto in the preamble hereto.

“Services” has the meaning ascribed thereto in Section 2.1.

“Term” has the meaning ascribed thereto in Section 4.1.

“Tubos” has the meaning ascribed thereto in the preamble hereto.

“Tubos Entities” means Tubos and its subsidiaries and Affiliates providing Services hereunder and “Tubos Entity” shall mean any of the Tubos Entities.

“Tubos Indemnified Person” has the meaning ascribed thereto in Section 3.1.

“Tubos Losses” has the meaning ascribed thereto in Section 3.1.

“Outsourced Service” has the meaning ascribed thereto in Section 2.3.

“Vendor Contract” has the meaning ascribed thereto in Section 3.1.

“Vendor Services” shall mean any Services that are third party, vendor/out-sourced services.

Section 1.2             Internal References.  References to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement and references to the parties shall mean the parties to this Agreement.

ARTICLE II.
PURCHASE AND SALE OF SERVICES

Section 2.1             Provision of Services.

(a)           On the terms and subject to the conditions of this Agreement and in consideration of the LSB 2 Investment, LSB 2’s entering into of the Contribution Agreement and the service charge described in Schedule I, Tubos agrees to provide or cause to be provided to the Company and its subsidiaries, during the Term of this Agreement, the services necessary for the continuity of the business of the Company, including but not limited to the services described in Schedule I, in a commercially reasonable manner and level of service and, where applicable, in a manner and relative level of service consistent in all material respects with that provided by Tubos or its subsidiaries to the Facility and the Company prior to the date of this Agreement (the “Services”).  No other consideration will be due to Tubos other than the consideration set forth hereinabove.

(b)           At its option, Tubos may cause any Service it is required to provide hereunder to be provided by any other Tubos Entity.

Section 2.2             Additional Services.  In addition to the Services to be provided by Tubos pursuant to Section 2.1, if requested by the Company, and to the extent that Tubos and the Company mutually agree in writing, Tubos shall provide additional services to the Company.  The scope and term of any such services and the other terms and conditions applicable to such services, shall be as mutually agreed by Tubos and the Company.  Nothing herein shall create any obligation on the part of Tubos to provide any additional services.

Section 2.3             Services Performed by Third Parties.  At its option, Tubos may cause any Service it is required to provide hereunder to be provided by any third party that is providing, or may from time to time provide, the same or similar services for Tubos (an “Outsourced Service”).  Tubos shall remain responsible, in accordance with the terms of this Agreement, for the performance of any Service it causes to be provided pursuant to this Section 2.3.

Section 2.4             Vendor Services.  Tubos and the Company shall cooperate and use their commercially reasonable efforts to seek the continuation of the provision to the Company and its subsidiaries of the Vendor Services, including, but not limited to, using commercially reasonable efforts to obtain all necessary consents; provided, however, that in no event shall Tubos or any of its subsidiaries or Affiliates (other than the Company and its subsidiaries) be obligated to incur any cost or expenses, pay any sums, waive any right or agree not to enforce any obligation owed to it in order to continue such Vendor Services.  Tubos shall promptly notify the Company if any Person that provides a Vendor Service notifies Tubos that it intends to terminate or otherwise cease to provide Vendor Services to, or for the benefit of, the Company or

Tubos.  Unless Tubos has contracted with a third party for the provision of Vendor Services to the Company and/or its subsidiaries following the date of this Agreement, nothing herein shall prevent the Company or its subsidiaries from independently obtaining any services from third party vendor service providers and, so long as such services are paid for and arranged independently by the Company or its subsidiaries, such services will not constitute Services hereunder.

Section 2.5             Force Majeure.  The Tubos Entities shall not be required to provide any Service to the extent the performance of such Service becomes impracticable as a result of a cause or causes outside the reasonable control of the Tubos Entities or to the extent the provision of such Service would require the Tubos Entities to violate any applicable Law.  The Tubos Entities shall have no obligation to perform or cause the Services to be performed if its failure to do so is caused by or results from any act of God, governmental action, natural disaster, strike, failure of essential equipment or any other cause or circumstance beyond the control of the Tubos Entities or, if applicable, third-party providers of services to the Tubos Entities, and such failure to perform continues for more than three (3) consecutive days (each, an “Event of Force Majeure”).  Tubos will notify the Company, promptly upon becoming aware thereof, of any Event of Force Majeure affecting the provision of Services by the Tubos Entities to the Company.  Tubos agrees that following any Event of Force Majeure, Tubos will use its commercially reasonable efforts to restore such Services as soon as reasonably practicable.

ARTICLE III.
INDEMNIFICATION

Section 3.1             Indemnification by the Company.  The Company shall indemnify and hold harmless each Tubos Entity and their respective parent entities, directors, officers, agents and employees (each, a “Tubos Indemnified Person”) from and against any claims, damages, losses, obligations, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees), net of any insurance coverage received by such Tubos Indemnified Person (collectively, “Tubos Losses”), suffered by such Tubos Indemnified Person and arising out of or in connection with (i) Services rendered or to be rendered by any Tubos Indemnified Person pursuant to this Agreement or the transactions contemplated hereby except to the extent that such Tubos Losses are the result of the gross negligence or willful misconduct of any employee, officer or director of any Tubos Entity and (ii) any contract or arrangement entered into or continued in the name of the Company or its subsidiaries for a Vendor Service (each, a “Vendor Contract”) to the extent such Vendor Contract relates to a Vendor Service provided to the Company or its subsidiaries following the date of this Agreement (except to the extent such Tubos Losses are the result of the gross negligence or willful misconduct of any employee, officer or director of any Tubos Entity in connection with the performance of its obligations under Section 2.4 of this Agreement).

Section 3.2             Indemnification by Tubos.  Tubos shall indemnify and hold harmless the Company and its respective subsidiaries, directors, officers, agents and employees (each, a “Company Indemnified Person”) from and against any claims, damages, losses, obligations, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees), net of any insurance coverage received by such Company Indemnified Person (collectively, “Company Losses”), suffered by such Company Indemnified Person and arising out of or in connection with Services rendered or to be rendered by any Tubos Entity pursuant to this Agreement or the transactions contemplated hereby to the extent that such Company Losses are the result of the gross negligence or willful misconduct of any employee, officer or director of any Tubos Entity.

ARTICLE IV.
TERM AND TERMINATION

Section 4.1             Term.  Except as otherwise provided in this Article IV or as otherwise agreed to by the parties in writing, this Agreement shall have an initial term of six (6) months from the date hereof (the “Term”), or such shorter or longer period as may be provided in Schedule I attached hereto with respect to particular Services described therein.  The Company may extend the Term for up to two successive three (3) month periods by providing written notice to Tubos thirty (30) days prior to the expiration of the initial six (6) month period or the first three (3) month extension of the Term, as applicable.

Section 4.2             Termination.  Notwithstanding the Term of this Agreement:

(a)           except where indicated to the contrary in Schedule I, the Company may at any time terminate one or more of the Services, in whole or in part, upon giving at least 30 days prior written notice to Tubos; and

(b)           Tubos may terminate this Agreement with respect to any one or more of the Services (x) by written notice to the Company in the event that (i) the Company shall have failed to perform, in all material respects, any of its material obligations under this Agreement relating to such Service , (ii) Tubos has notified the Company in writing of such failure and (iii) such failure shall have continued for a period of thirty (30) days after receipt by the Company of notice of such failure or (y) in accordance with Section 5.2.

Section 4.3             Effect of Termination.  Other than as required by law, upon termination of any Service pursuant to Section 4.2, Tubos will have no further obligation to provide the terminated Service (or any Service, in the case of termination of this Agreement); provided that notwithstanding such termination, the provisions of Articles III, IV and V shall survive any such termination.

ARTICLE V.
MISCELLANEOUS

Section 5.1             No Agency.  Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the parties hereto or constitute or be deemed to constitute any party the agent or employee of the other party for any purpose whatsoever and neither party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose.

Section 5.2             Company as Sole Beneficiary.  The Company acknowledges that the Services shall be provided only with respect to the operation of the Company and its subsidiaries as currently operated or as mutually agreed in writing by the parties hereto.  The Company shall not request performance of any Service for the benefit of any entity other than the

Company and its subsidiaries.  The Company represents and agrees that the Company will use the Services only in accordance with applicable Law.  Tubos reserves the right to take all actions, including termination of any particular Service, that Tubos reasonably believes to be necessary to ensure compliance with applicable Law.  Tubos will notify the Company of the reasons for any such termination of Services.

Section 5.3             Confidentiality.

(a)           Nondisclosure.  Each of Tubos and the Company agrees that (i) it will not, and in the case of Tubos, will cause each of the Tubos Entities, not to, disclose to any third party or use any Confidential Information disclosed hereunder to such Person, except as expressly permitted in this Agreement or in the exercise of its rights hereunder, and (ii) it will take reasonable measures to maintain the confidentiality of all Confidential Information of any other party in its or, in the case of Tubos, the Tubos Entities’ possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar type and importance.

(b)           Permitted Disclosure.  Notwithstanding the foregoing, each of Tubos and the Company may disclose Confidential Information of any other party (i) to the extent required by a court of competent jurisdiction or other Governmental Body or otherwise as required by law, provided that such party has given such other party prior notice of such requirement when legally permissible and to the extent reasonably possible to permit such other party to take such legal action to prevent the disclosure as it deems reasonable, appropriate or necessary, (ii) to employees, agents and representatives of any provider of Outsourced Services on a “need-to-know” basis under an obligation of confidentiality to the disclosing party to the extent necessary to provide or access and use, as applicable, the Services, or (iii) to its or any Tubos Entity’s employees, agents, representatives, legal counsel, auditors, accountants and advisors; provided, however, that such persons shall be specifically informed of the confidential character of such Confidential Information and that by receiving such information they are agreeing to be bound by the terms of this Agreement relating to the confidential treatment of such Confidential Information.

(c)           Ownership of Confidential Information.  All Confidential Information disclosed hereunder shall be and shall remain the sole and exclusive property of the disclosing party.

Section 5.4             Entire Agreement; Conflicts.  This Agreement (including Schedule I constituting a part of this Agreement) and any other writing signed by the parties that specifically references this Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof.  This Agreement is not intended to confer upon any Person other than the parties hereto and the Tubos Indemnified Persons and the Company Indemnified Persons any rights or remedies hereunder.  In the event any provision contained in this Agreement conflicts with the provisions of the Contribution Agreement or any other transaction document related thereto, the provisions of this Agreement control.

Section 5.5             Information.  Subject to applicable Law and privileges, each party hereto covenants and agrees to provide the other party with all information regarding itself and the transactions under this Agreement that the other party reasonably believes is required to comply with all applicable Law.

Section 5.6             Notices.  Any notice or other communication provided for in this Agreement shall be in writing in the Portuguese and English languages and shall be deemed to have been duly given if (a) delivered personally, (b) sent by commercial courier services or overnight mail or delivery or (c) sent by facsimile with confirmation by personal delivery or overnight mail, as follows:

(a)           If to the Company:

Apolo Mecânica e Estruturas S.A.

Av. Dr. Leo de Affonseca Neto, 750 Mondesire –

12600-970 – Lorena/SP

Telefax: (55 12) 3153-2290

with a copy to:

Lone Star Technologies, Inc.

15660 N. Dallas Pkwy., Suite 500

Dallas, TX 75248

United States of America

Telefax:  972-770-6474

Attn:  General Counsel

with a copy to:

Apolo Tubos e Equipamentos S.A.

Av. Chrisóstomo Pimentel de Oliveira, nº 2.651, Pavuna

CEP 21650-000 Rio de Janeiro, RJ

Brasil

Telefax:  21 – 3452 9139

with a copy to:

Luciano de Souza Leão Jr.

Bulhões Pedreira, Bulhões Carvalho, Piva, Rosman e Souza Leão
Advogados

Rua da Assembléia 10, 38º andar

CEP 20011-901 Rio de Janeiro, RJ

Brasil

telefax: 21 – 2531 2665

(b)           If to Tubos, to:

Apolo Tubos e Equipamentos S.A.

Av. Chrisóstomo Pimentel de Oliveira, nº 2.651, Pavuna

CEP 21650-000 Rio de Janeiro, RJ

Brasil

Telefax:  21 – 3452 9139

with a copy to:

Luciano de Souza Leão Jr.

Bulhões Pedreira, Bulhões Carvalho, Piva, Rosman e Souza Leão
Advogados

Rua da Assembléia 10, 38º andar

CEP 20011-901 Rio de Janeiro, RJ

Brasil

telefax: 21 – 2531 2665

or to such other person, address or telefax number as any party may specify by notice in writing to the other.  All such notices, shall be deemed to have been received (i) if by personal delivery on the day after such delivery, (ii)  if by courier services or overnight mail or delivery, on the day delivered, and (iii) if by facsimile, on the next day following the day on which such facsimile was sent, provided that it is followed immediately by confirmation by personal delivery or overnight mail that is received pursuant to subclause (i) or (ii), provided that if the date of receipt is not a Business Day at the place of the principal office of the party receiving the notice, or if the receipt is after 5:00 p.m. on a Business Day, the notice or other communication shall be deemed given, received, and effective on the next Business Day at the place of the principal office of the addressee.

Section 5.7             Arbitration.  The parties shall make every effort to settle amicably any and all disputes, controversies and conflicts arising out of or relating to or in connection with this Agreement, the performance or non-performance of the obligations set forth herein (including any questions regarding its existence, validity or termination) (a “Dispute”).  Except as provided in this Section 5.7, Disputes or claims, if any, which cannot be settled amicably between the parties, within thirty (30) days after written notice of such Dispute has been given by one party to the other party, shall be referred to and finally resolved by arbitration in Sao Paulo, Brazil under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) for the time being in force.  The ICC Rules shall be deemed to be incorporated by reference into this Section 5.7.   Each of Tubos and the Company shall appoint one (1) arbitrator and the arbitrators appointed by Tubos and the Company shall appoint the third (3rd) arbitrator.  The costs of the arbitration, including administrative and arbitrator’s fees, shall be shared equally by the parties.  Each party shall bear the costs of its own attorney’s fees and expert witness fees.  The arbitration proceedings shall be in English and Portuguese and all pleadings and written evidence shall be in English and Portuguese.  The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, the ICC, the parties, their counsel and any person necessary to the conduct of the proceeding, except as may be lawfully required in judicial proceedings relating to the arbitration or otherwise, or as required by applicable Law.  The decision of the tribunal shall be final, binding and enforceable upon the parties and judgment upon any award rendered by the tribunal may be entered in any court having jurisdiction thereof.  In the event that the failure of a party to this Agreement to comply with the decision of the tribunal requires the other party to apply to any court for enforcement of such award, the non-complying party shall be liable to the other for all costs of such litigation including attorneys’ fees.  The parties may apply to any court of competent jurisdiction in accordance with this Section 5.7 for temporary or permanent injunctive or preliminary relief, without breach of this Section 5.7 or abridgement of the powers of the tribunal.  For the purposes of obtaining temporary or permanent injunctive or preliminary relief and without abridgement of the powers of the tribunal, the parties elect the courts of the City of Sao Paulo, State of Sao Paulo, with the express waiver of any other courts, no matter how privileged they may be.  Except for applications regarding preliminary or injunctive relief, neither party shall be entitled to commence or maintain any action in any court of law upon any matter in dispute until such matter shall have been submitted to, and finally determined under, the dispute resolution and arbitration procedures in this Section 5.7.  Process may be served on either party in the manner set forth in this Agreement or by such other method authorized by applicable Law or court rule.

Section 5.8             Assignment.  Subject to Section 2.3, this Agreement may not be assigned by operation of law or otherwise without the express written consent of Tubos and the Company, as the case may be (which consent may be granted or withheld in the sole discretion of Tubos and the Company).

Section 5.9             Governing Law.  This Agreement and all other matters related to or arising from this Agreement shall be governed by, and construed exclusively in accordance with, the laws of Brazil.

Section 5.10           Severability.  If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 5.11           Headings.  The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.12           Amendment.  This Agreement may only be amended by a written agreement executed by both parties hereto.

Section 5.13           Language.  This Agreement is written in English and Portuguese and the two versions shall have equal validity.  In the event of any inconsistency between the different language versions, the English language version shall prevail.

Section 5.14           Counterparts.  This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives.

APOLO MECANICA E ESTRUTURAS S.A.

By:
Name:
Title:

APOLO TUBOS E EQUIPAMENTOS S.A.

By:
Name:
Title:

SIGNATURE PAGE TO

TUBOS TRANSITION SERVICES AGREEMENT

SCHEDULE I

Services

I.              Administrative

II.            Accounting

III.           Reporting

IV.           Information Technology

V.            Supply Chain (Procurement/Supply/Logistics)

Service Charge

US$550,000 payable on the date hereof.